Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

May 12, 2008

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER 2008

PLEASANTON, Calif., May 12, 2008 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the first quarter of 2008.  For the three months ending March 31, 2008, the Company reported a net loss of $2.2 million, or $0.06 per share on a basic and diluted basis.  This compares with a net loss of $2.5 million, or $0.07 per share, on a basic and diluted basis, for the same period in 2007.  The financial results for the first quarter of 2008 and 2007, include revenue of $250,000 and $59,000 respectively, related to a collaborative research agreement entered into with Elanco Animal Health in November 2006.

Operating expenses for the first quarter reflected a 7% decrease over the same period for the previous year.  The research and development component, which represent 65% of the total operating expenses, decreased by $175,000 or 10%.  This decrease is attributable to the conclusion of the HDL Selective Delipidation clinical trial and the completion of the 22-month study of SIV-infected non-human primates using the Company’s Viral Immunotherapy platform.  Partially offsetting this decrease was increased spending related to the Company’s HDL Mimetic Peptide program including peptide formulation development and intellectual property protection.

At March 31, 2008, the Company had $4.2 million in cash and cash equivalents.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, into the third quarter of 2008.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, SARS, and influenza.  In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health—a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  our inability to obtain adequate funds; our technologies not proving to be safe or effective; our inability to obtain regulatory approval of our technologies, which are only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; our reliance on key suppliers to provide the material necessary to conduct successful pre-clinical and clinical studies; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  To receive the Company’s press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Period from Inception (May 21, 1999) to March 31,
(In thousands, except per share amounts)	2008	2007	2008
Revenue:
Collaboration agreement revenue	$250	$59	$556
Grant revenue	—	—	100
Total revenue	250	59	656
Operating expenses:
Research and development(1)	1,638	1,813	70,712
Selling, general and administrative(2)	897	906	32,611
Total operating expenses	2,535	2,719	103,323
Operating loss	(2,285)	(2,660)	(102,667)
Interest and other income	46	204	4,808
Loss from continuing operations	(2,239)	(2,456)	(97,859)
Income tax benefit	—	—	8,004
Net loss from continuing operations	(2,239)	(2,456)	(89,855)
Discontinued operations:
Income from discontinued operations	—	—	582
Income tax expense	—	—	(179)
Income from discontinued operations - net	—	—	403
Net loss	$(2,239)	$(2,456)	$(89,452)

Loss per share – basic and diluted:
Net loss per share	$(0.06)	$(0.07)

Weighted average number of common shares outstanding — basic and diluted	37,125	37,120
Non-cash option compensation expense included in operating expenses:
(1) Research and development	90	78
(2) Selling, general and administrative	123	120

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share amounts)	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,235	$6,459
Accounts receivable	—	4
Prepaid expenses	389	508
Other current assets	33	25
Total current assets	4,657	6,996
Property and equipment, net	291	267
Long-term lease deposits	18	18
Total assets	$4,966	$7,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,911	$2,317
Accrued related party royalties	375	250
Accrued compensation	595	604
Taxes payable	1	—
Total current liabilities	2,882	3,171
Deferred rent	17	17
Total liabilities	2,899	3,188

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,125,348 shares issued and outstanding at both March 31, 2008 and December 31, 2007	37	37
Additional paid-in capital	91,482	91,269
Deficit accumulated in the development stage	(89,452)	(87,213)
Total stockholders’ equity	2,067	4,093
Total liabilities and stockholders’ equity	$4,966	$7,281